Exhibit 99.1

GrowGeneration Acquires Michigan-Based Big Green Tomato

Acquisition Brings the Number of GrowGen Locations in Michigan to Six

DENVER, Oct. 20, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company") the nation's largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Big Green Tomato ("BGT"), a two-store chain in Battle Creek and Taylor, Michigan. Big Green Tomato is one of Michigan's premier hydroponic equipment stores, founded in 2011 by a team of experienced executives with 25 years of combined experience in the industry. BGT has two well established locations with strong commercial operations and annual revenues approaching $16M. As part of the transaction, GrowGen purchased the 10,000 square-foot retail property in Battle Creek.

With the BGT acquisition, the Michigan market is expected to generate annual revenues well over $40M for GrowGen. It also brings the total number of GrowGen hydroponic garden centers in Michigan to six, with locations in Battle Creek, Grand Rapids, Livonia, Taylor, South Lansing and West Lansing.

"Michigan's recreational cannabis market is growing exponentially," said Tony Sullivan, GrowGen's COO. "We're encouraged by new state regulations that will allow for more cultivation licenses, which in turn will fuel continued expansion and growth for GrowGeneration's customer base in the state."

Michigan Market and Projections:

•	Currently in Michigan there are 250+ class C medical grows of 1,500 plants each and 50+ class C adult use grows of 2,000 plants each (note adult use has only been in effect in Michigan for less than nine months)
•	Michigan has the second-highest medical marijuana market in the country, behind California
•	Michigan's 2020 adult-use sales are estimated to total between $400M and $475M
•	Michigan's recreational cannabis market is on track to surpass $1B over the next couple of years

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 31 stores, which include 5 locations in Colorado, 6 locations in California, 2 locations in Nevada, 1 location in Washington, 6 locations in Michigan, 1 location in Arizona, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

SOURCE GrowGeneration